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                                                               Exhibit (d)(xiii)

November 1, 2006


Evelyn Dilsaver
President and Chief Executive Officer
The Charles Schwab Family of Funds
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab AMT Tax-Free Money Fund -- Value Advantage Shares Class

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit net operating expenses of the following fund share class, as noted in the table below and described in the fund's amendment to its registration statement to be filed with the Securities and Exchange Commission and become effective November 1, 2006.


                                                      NET           GUARANTEED
                                                      OPERATING     THROUGH
                                                      EXPENSE
FUND                                                  LIMIT

SCHWAB AMT TAX-FREE MONEY FUND -- VALUE ADVANTAGE
SHARE CLASS                                           45 bps        10/31/07


Sincerely,

/s/ George Pereira                         /s/ Carolyn Stewart
------------------                         -------------------
George Pereira                             Carolyn Stewart
Senior Vice President and                  Vice President
Chief Financial Officer                    Product Strategy and Product
Charles Schwab Investment Management, Inc. Management Charles Schwab & Co., Inc.


cc:
           Clinton, Michael
           Felton, Koji
           Gao, Zuogang
           Hand, Gregory
           Jande, Mini
           Loh, Anna
           Norman, Jen
           Stuart, Jody
           Zuckerman, Philippa